Exhibit 10.1

SELECTIVE INSURANCE GROUP, INC.
STOCK OPTION PLAN III

INCENTIVE STOCK OPTION GRANT

                        THIS DOCUMENT EVIDENCES A INCENTIVE STOCK OPTION GRANT (the "Grant"), effective the _____day of __________, 200_(the "Grant Date"), from Selective Insurance Group, Inc., a New Jersey corporation (the "Company"), to _______________(the "Grantee"), an employee of the Company or of a "Related Corporation," as defined in the Selective Insurance Stock Option Plan III (the "Plan").

WITNESSETH THAT:

                        WHEREAS, the Company has adopted the Selective Insurance Stock Option Plan III; and

                        WHEREAS, the Employee has been designated by the Committee, as defined in the Plan (the "Committee"), as an employee to whom an incentive stock option award is to be made under the Plan subject to the terms and conditions of this grant document;

                        NOW THEREFORE, the Company hereby grants to the Grantee, subject to the terms and conditions hereinafter set forth an Incentive Stock Option Award (the "Award").  The Award shall be subject to the terms and conditions of the Plan and this Grant, the Employee, by accepting the option, agrees to be bound by the provisions hereof and the provisions of the Plan with respect to the Grant.

                        1.         Grant of Option.  The Company hereby grants to the Grantee the right and option (the "Option") to purchase all or any part of an aggregate of                                  shares of the Company's common stock ("Shares").  The Option is in all respects limited and conditioned as hereinafter provided, and is subject in all respects to the terms and conditions of the Plan now in effect and as it may be amended from time to time (but only to the extent that such amendments apply to outstanding options).  Such terms and conditions are incorporated herein by reference, made a part hereof, and shall control in the event of any conflict with any other terms of this Award Agreement.  The Option granted hereunder is intended to be an incentive stock option ("ISO") meeting the requirements of the Plan and section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and not a nonqualified stock option ("NQSO").

                        2.         Exercise Price.  The exercise price of the Shares covered by this Option shall be $                  per Share.  It is the determination of the Committee that on the Grant Date the exercise price was not less than 100% of the "Fair Market Value" (as defined in the Plan) of a Share.

                        3.         Term.  Unless earlier terminated pursuant to any provision of the Plan or of this Award Agreement, this Option shall expire at 4 p.m. Eastern Time on __________, 20__ (the "Expiration Date"), which date is not more than 10 years from the Grant Date. This Option shall not be exercisable after the Expiration Date.

                        4.         Exercise of Option.  The right to purchase the Shares subject to this Option shall accrue immediately.

                        5.         Method of Exercising Option.  Subject to the terms and conditions of this Award Agreement and the Plan, the Option may be exercised by written notice to the Company at its principal office, which is presently located at 40 Wantage Avenue, Branchville, New Jersey 07890.  Such notice shall state the election to exercise the Option and the number of whole Shares with respect to which it is being exercised; shall be signed by the person or persons so exercising the Option; shall be accompanied by payment of the full exercise price of such Shares.  Only full Shares will be issued.

                        The exercise price shall be paid to the Company -

(a)	in cash, or by certified check, bank draft, or money order;
(b)	by delivering Shares previously acquired;
(c)

by delivering a properly executed notice of exercise of the Option to the Company and a broker, with irrevocable instructions to the broker promptly to deliver to the Company the amount of sale or loan proceeds necessary to pay the exercise price of the Option;

(d)	in any combination of (a), (b) or (c) above.

                        In the event the exercise price is paid, in whole or in part, with Shares, the portion of the exercise price so paid shall be equal to the Fair Market Value of the Shares surrendered on the date of exercise.

                        Provided the provisions of Section 10.3 of the Plan have been met, as soon as practicable after the receipt of notice of exercise and payment, the Company shall establish a book entry share account in the name of the Grantee and shall issue said Shares to the Grantee.  If the Grantee delivers a properly executed notice of exercise of the Option to the Company and a broker, with irrevocable instructions to the broker to promptly deliver to the Company the amount of sale or loan proceeds necessary to pay the exercise price of the Option, the Company shall issue said Shares to the Grantee and arrange to deliver the Shares directly to the broker.  When issued, the Shares shall be fully paid and non-assessable.

                        Such shares shall be registered in the name of the person so exercising the Option (or, if the Option is exercised by the Grantee and if the Grantee so requests in the notice exercising the Option, shall be registered in the name of the Grantee and the Grantee's spouse, jointly, with right of survivorship), and shall be delivered as provided above to, or upon the written order of, the person exercising the Option.  In the event the Option is exercised by any person after the death or "Disability" (as defined in the Plan) of the Grantee, the notice shall be accompanied by appropriate proof of the right of such person to exercise the Option.  All Shares that are purchased upon exercise of the Option as provided herein shall be fully paid and non-assessable.

                        6.         Non-Transferability of Option.  This Option is not assignable or transferable, in whole or in part, by the Grantee other than by will or by the laws of descent and distribution.

                        7.         Termination of Employment.  If the Grantee's employment with the Company and all "Related Corporations" (as defined in the Plan) is terminated for any reason other than Cause,death or Disability prior to the Expiration Date, this Option may be exercised, to the extent of the number of Shares with respect to which the Grantee could have exercised it on the date of such termination of employment, or to any greater extent permitted by the Committee in its discretion, by the Grantee at any time prior to the earlier of (i) the Expiration Date, or (ii) three months after such termination of employment.

                        8.         Disability.  If the Grantee incurs a Disability during his or her employment, this Option may be exercised, to the extent of the number of Shares with respect to which the Grantee could have exercised it on the date of such Disability, or to any greater extent permitted by the Committee in its discretion, by the Grantee (or by the Grantee's legal representative) at any time prior to the earlier of (i) the Expiration Date, or (ii) one year after such Disability.

                        9.         Death.  If the Grantee dies during his or her employment and prior to the Expiration Date, or if the Grantee's employment is terminated for any reason (as described in Paragraphs 7 and 8 and the Grantee dies following his or her termination of employment but prior to the earliest of (i) the Expiration Date, (ii) the expiration of the period determined under Paragraphs 7 or 8, or (iii) three months following the Grantee's termination of employment, this Option may be exercised, to the extent of the number of Shares with respect to which the Grantee could have exercised it on the date of his or her death, or to any greater extent permitted by the Committee in its discretion, by the Grantee's estate, personal representative, or beneficiary who acquired the right to exercise this Option by bequest or inheritance or by reason of the Grantee's death, at any time prior to the earlier of (i) the Expiration Date, or (ii) one year after the date of the Grantee's death.

                        10.       Cause.  Notwithstanding any other provision of this Award Agreement to the contrary, if a Grantee's employment with the Company and all Related Corporations is terminated for Cause (as defined below), all unexercised Options shall be forfeited immediately and automatically as of the date of such termination of employment.  For purposes of this Award Agreement, Cause means the Grantee has:

(a)	failed to perform his or her stated duties satisfactorily and not cured such failure (if curable) within 15 days of his or her receipt of written notice of the failure;
(b)	been dishonest;
(c)	disregarded or disobeyed an express direction from a member of the Board of Directors or an executive officer of the Company or a Related Corporation;
(d)	engaged in willful misconduct;
(e)	engaged in a breach of fiduciary duty involving personal profit;
(f)	violated any law, rule, or regulation, or final cease-and-desist order (other than traffic violations or similar offenses);
(g)	been disloyal toward the Company or a Related Corporation; or
(h)	engaged in other misconduct such a that the continuation of the Grantee's status as an employee is determined by the Company to be no longer in the best interest of the Company

            11.       Disqualifying Disposition of Option Shares.  The Grantee agrees to give written notice to the Company, at its principal office, if a "disposition" of the Shares acquired through exercise of the Option granted hereunder occurs at any time within two years after the Grant Date or within one year after the transfer to the Grantee of such Shares.  The Grantee acknowledges that if such disposition occurs, the Grantee generally will recognize ordinary income as of the date the Option was exercised in an amount equal to the lesser of (i) the Fair Market Value of the Shares on the date of exercise minus the exercise price, or (ii) the amount realized on disposition of such Shares minus the exercise price.  For purposes of this Paragraph, the term "disposition" shall have the meaning assigned to such term by section 424(c) of the Code.

            12.       Governing Law.  This Award Agreement shall be governed by the applicable Code provisions to the maximum extent possible.  Otherwise, the laws of New Jersey (without reference to the principles of conflict of laws) shall govern the operation of, and the rights of the Grantee under, the Plan and Options granted thereunder.

            13.       Capital Adjustments. If prior to the issuance by the Company of all of the Shares covered by this Option, there shall be any increases or reductions in the number of Shares outstanding by reason of any stock dividends or stock splits or other readjustments or, if there is any other material change in the capital structure of the Company by reason of any reclassification, reorganization, recapitalization or otherwise, there shall be a proportionate and equitable adjustment of the terms of this Option with respect to the amount and class of Shares remaining subject to the Option and the purchase price to be paid therefore as determined by the Committee.

            14.       Miscellaneous Provisions.

                        14.1     This Award Agreement is not an agreement to employ or to continue the employment of the Grantee.  Nothing in this Award Agreement shall be deemed to create any limitation or restriction upon such rights as the Company would otherwise have to terminate the employment of the Grantee at any time for any reason.

                        14.2     The Grantee shall have no rights or privileges as a stockholder of the Company with respect to the Shares issuable under this Option until such Shares have been issued to the Grantee.  Prior to the issuance of such Shares, the Company may require the Grantee or other person exercising this Option to furnish such representations as may be required, in the sole discretion of the Company's counsel, to satisfy the requirements of the Securities and Exchange Commission under the Securities Act of 1933, as amended.

            IN WITNESS WHEREOF, the Company has caused this Incentive Stock Option Award Agreement to be duly executed by its duly authorized officer as of the day and year first above written.

SELECTIVE INSURANCE GROUP, INC. By:
Gregory E. Murphy
Chairman, President and
Chief Executive Officer

ATTEST:
Michele N. Schumacher
Vice President, Corporate Secretary
and Corporate Governance Officer